--------------------------------------------------------------------------------
     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1999
                      REGISTRATION STATEMENT NO. 333-41839
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             REGISTRATION STATEMENT
                                  ON FORM S-3
                        UNDER THE SECURITIES ACT OF 1933

                              ---------------------
                              FIRSTCOM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     TEXAS                            87-0464860
         (STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)           IDENTIFICATION NO.)

                               ------------------
                               220 ALHAMBRA CIRCLE
                                    SUITE 910
                           CORAL GABLES, FLORIDA 33134
                                 (305) 448-4422
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                      INCLUDING AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                               -------------------
                              FIRSTCOM CORPORATION
                               220 ALHAMBRA CIRCLE
                                    SUITE 910
                           CORAL GABLES, FLORIDA 33134
                       ATTN.: CORY SHADE, GENERAL COUNSEL
                                 (305) 448-4422
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ----------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

         If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                             PROPOSED            PROPOSED
                                              MAXIMUM             MAXIMUM          AMOUNT OF
TITLE OF SHARES            AMOUNT         AGGREGATE PRICE        AGGREGATE       REGISTRATION
TO BE REGISTERED      TO BE REGISTERED      PER UNIT(1)       OFFERING PRICE        FEE(2)
Common Stock, $.001      541,750               $10.00           $5,417,500           $1,505

(1) Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457(c)
(2)  Calculated in accordance with Rule 457(c)

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus will be amended or completed.

                   Subject to completion dated August 2, 1999


                                   PROSPECTUS


                                 541,750 SHARES


                              FIRSTCOM CORPORATION

                                  COMMON STOCK


         This Prospectus relates to 541,750 shares of Common Stock issued in transactions exempt from the registration requirements of the Securities Act of 1933 and shares issuable upon the exercise of outstanding warrants and options to purchase shares of Common Stock.

         We are registering these common shares pursuant to commitments made to the selling shareholders. We are paying the expenses of registering the common shares, other than underwriting discounts and selling commissions, and fees and expenses of counsel or other advisers to the selling shareholders. We will not receive any of the proceeds from the sale by the selling shareholders of their common shares, but we will receive the proceeds from the exercise of the warrants and options.


         The selling shareholders may sell their common shares in public or private transactions, at prevailing market prices or at privately negotiated prices.


         Our common shares are quoted on the Nasdaq Small Cap market under the symbol "FCLX." On July 30, 1999, the last reported sale price of our common shares on the Nasdaq Small Cap market was $10.00.


         YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DESCRIPTION OF CERTAIN RISKS RELATING TO FIRSTCOM AND THE PURCHASE OF OUR COMMON SHARES.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF OUR COMMON SHARES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED IN THIS PROSPECTUS BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. OUR COMMON SHARES ARE NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND THOSE OTHER DOCUMENTS.


                                TABLE OF CONTENTS

SECTION                                                                                         PAGE
- -------                                                                                         ----

Prospectus Summary............................................................................   1
         Our Company..........................................................................   1
         Our Business Strategy................................................................   3
Risk Factors..................................................................................   4
         We have significant indebtedness.....................................................   4
         We have experienced operating losses and we expect these losses
              to continue for the next several years..........................................   5
         We anticipate significant future capital requirements................................   5
         We have a limited operating history upon which you can evaluate our performance......   6
         We have entered into recently deregulated markets that present greater
              challenges than entering into mature markets....................................   6
         Our growth strategy could place a strain on our resources............................   6
         Future acquisitions could result in dilution to shareholders and involve
              other unique risks..............................................................   7
         Our success depends on market acceptance of, and subscriber
              demand for, our services........................................................   7
         We may experience delays or unanticipated expenses associated
              with the construction of our networks...........................................   7
         The telecommunications industry is highly competitive................................   7
         We need to keep pace with rapid industry and technological change....................   8
         Damage to our networks or system failure could result in a loss of customers.........   8
         Changes in anticipated government deregulation could adversely
              affect our operations and planned growth........................................   8
         We depend on rights-of-way and other third party agreements..........................   9
         We depend upon local telecommunications providers....................................   9
         Departure of key personnel could harm our business...................................   9
         Because all of our operations are based in counties outside the United
              States, our business is subject to risks relating to economic and
              Political uncertainty, including inflation and foreign taxes....................   9
         Strong labor unions in Latin American markets may increase our expenses..............  10
         Our operations may suffer from computer problems relating to the Year 2000...........  10
         Cautionary Statement regarding Forward Looking Information...........................  11
Use of Proceeds...............................................................................  11
Registering Shareholders......................................................................  11
Plan of Distribution..........................................................................  14
Legal Matters.................................................................................  15
Experts  .....................................................................................  15
Where You Can Find More Information...........................................................  15
Issuance of Common Stock......................................................................  16
Incorporation of Certain Documents By Reference...............................................  16

                      REFERENCES TO ADDITIONAL INFORMATION

         This prospectus incorporates important business and financial information about our company from documents that we have filed with the SEC but have not included in or delivered with this document. If you write or call us, we will send you these documents, excluding exhibit unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus, without charge. You can contact us at:

                              FirstCom Corporation
                               220 Alhambra Circle
                                    Suite 910
                           Coral Gables, Florida 33134
                                 (305) 448-4422
                                Attn: Cory Shade
                                      General Counsel

         If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, by the next business day after we receive your request.

         See "Where You Can Find More Information" on page 15 for more information about our company or the documents referred to in this prospectus.

                               PROSPECTUS SUMMARY

         THE FOLLOWING IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS AND ALL OTHER INFORMATION, INCLUDING THE FINANCIAL INFORMATION AND STATEMENTS WITH NOTES, REFERRED TO IN THIS PROSPECTUS AS DISCUSSED IN THE SECTION OF THIS PROSPECTUS TITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 15.

OUR COMPANY

         GENERAL

         We operate as a competitive local exchange carrier in five major metropolitan business centers in three South American countries, including Santiago, Chile; Lima, Peru; and Bogota, Cali and Cartagena, Colombia. We primarily target business customers and other telecommunications carriers and other high volume users by offering a wide range of high bandwidth integrated services including voice, data, video, audio and Internet services. Specific service offerings in each country vary depending on the current concessions held by us in the particular country, local laws and regulations and the infrastructure in the country. We believe that the size, expected growth and increasing deregulation of the telecommunications industry in Latin America offers us opportunities to broaden our existing service offerings and to expand our operations in additional key Latin American business centers.

         Before November 1996, we were a development stage company and our activities primarily consisted of the acquisition of licenses, concessions and rights-of-way in certain key Latin American markets. Beginning in November 1996, when we hired a new management team, we have focused on the development and operation of high-capacity fiber optic networks in key Latin American business centers.

         Today, we are operating state-of-the-art fiber optic IP/ATM networks in Santiago, Chile and Lima, Peru, and, as a result of our February 1999 acquisition of FirstCom Colombia S.A., formerly known as Teleductos, S.A., we currently have operations in Bogota, Cali and Cartagena, Colombia. IP/ATM is an information transfer standard that is one of a general class of packet technologies. IP/ATM can be used by many different information systems, including local area networks to deliver traffic at varying rates, permitting a mix of voice, data, video and multimedia. A brief description of our fiber optic networks is as follows:

         o CHILE. Our fiber optic network in Chile is approximately 120 kilometers and currently extends through Santiago's downtown business district and the outlying industrial and airport corridor.

         o PERU. Our fiber optic network in Peru is approximately 700 kilometers and currently extends through Lima's major commercial and industrial districts, and the port city of Callao.

         o COLOMBIA. Our fiber optic network in Colombia is approximately 580 kilometers and currently extends through Bogota's major commercial and industrial districts.

         CHILE

         In Chile, we currently hold concessions to provide the following services:

         o voice and data transmission services and value-added services on a private line basis;

         o  public switched domestic and international long distance services;
            and

         o  public switched local services.

              We also maintain a concession to own and operate satellite earth stations throughout Chile. Through our Chilean subsidiaries, we currently provide our corporate customers in Santiago with the following services:

         o high-quality voice and high-speed data communications services on a private line basis, LAN to LAN interconnections, dedicated channels for access to local information warehouses (i.e. credit bureaus, etc.), remote terminal access, PBX to PBX connections, remote printing capabilities, local and wide area network design, engineering, installation, systems' integration and support services;

         o domestic and international long distance services, that are switched and transported, in part, through our own gateway switch and satellite earth station, as well as through interconnections with other Chilean long distance carriers; and

         o Internet access services on a dial-up and dedicated access basis, as well as value-added services such as web-hosting and corporate e-mail. Our services are provided through our approximately 120-kilometer ATM digital fiber optic network which currently extends through most of Santiago's downtown business district and the outlying industrial park and airport corridors.

         In December 1997, we acquired Iusatel Chile, S.A., now known as FirstCom Long Distance S.A., a company based in Santiago, Chile, which provides domestic and international long distance services. FirstCom Long Distance's long distance traffic is switched and transported, in part, through our own gateway switch and satellite earth station, as well as through interconnections with other Chilean long distance carriers. The acquisition of FirstCom Long Distance has enabled us to provide long distance services to our existing corporate customers, bundle a variety of service offerings, including long distance and data services, to attract additional customers and access the Chilean international long distance market, which was estimated to be approximately $183 million dollars in 1997.

         In October 1998, we acquired Red de Computadores S.A., now known as FirstCom Internet S.A., based in Santiago, Chile, which provides Internet access services on a dedicated and dial-up basis, as well as value-added services such as web-hosting and corporate e-mail. The acquisition of FirstCom Internet has enabled us to secure one of the largest dedicated Internet access customer base in Chile and strategically position us to facilitate and potentially benefit from the growth of Internet users in Chile.

         PERU

         In May 1996, we acquired Resetel S.A., now known as FirstCom Peru S.A., based in Lima, Peru, which holds a concession to provide local private line voice and data services. Through FirstCom Peru, we offer high-speed data transmission services on a private line basis, including LAN to LAN interconnection, remote terminal access, dedicated channels for access to the Internet and voice services on a private line basis. We provide our services in Peru through FirstCom Peru's approximately 700-kilometer ATM digital fiber optic network which currently extends throughout the major commercial and industrial districts of Lima and the port city of Callao.


         As a result of the accelerated liberalization of Peru's telecommunications markets and termination of Telefonica de Peru's exclusive concession to provide public switched local and long distance telephony services effective August 1, 1998, we applied for and were granted a concession to provide international and domestic public switched long distance voice services in Peru. On April 27, 1999, FirstCom Peru signed an agreement with Telefonica del Peru to interconnect their networks. We anticipate that this new agreement will extend the reach of our network by allowing our customers to originate and terminate international and domestic long distance calls from, and to, all locations in Peru served by Telefonica. We intend to expand FirstCom Peru's existing service offerings to provide long distance public switched telephony in 1999. Through FirstCom Peru, we have also received a concession to provide public switched local voice services in Peru.


         COLOMBIA

         On February 2, 1999, we acquired 76% of FirstCom Colombia, a company operating in the Colombian cities of Bogota, Cali and Cartagena. FirstCom Colombia provides over 130 multinational, national and local businesses a broad array of high-quality data communication services, including point-to-point and point-to-multipoint network services from speeds ranging from 19.2 Kbps to 100 Mbps, for intranet, extranet and Internet services. These services are provided over our approximately 580 kilometer digital high-speed fiber optic network which currently extends through the commercial and industrial areas of Bogota. FirstCom Colombia has established joint venture alliances to complete the installation of local fiber optic infrastructure and last mile fiber optic access in Cali and Cartagena. During 1999, we intend to complete an upgrade of FirstCom Colombia's fiber optic network by replacing existing SDH nodes with an ATM/IP backbone platform.

OUR BUSINESS STRATEGY

         Our goal is to become a leading provider of high bandwidth telecommunications services to business and other high volume users and carriers operating in key Latin American business centers. We believe that the size and growth potential of key Latin American business centers coupled with the ongoing liberalization of the telecommunications markets throughout the region offer us considerable opportunities for growth. Our strategy is to target business users and telecommunications carriers in key Latin American business centers. These users are typically located in major metropolitan areas, require high reliability, high volume data transmission and voice capabilities and, in the case of telecommunications carriers, substantial capacity to interconnect POPs. In addition, many of our existing and targeted customers have operations in more than one key Latin American business center in which we currently operate or may operate in the future. We believe that by targeting users with multiple geographic locations we will benefit through cost reductions, streamlined investments and common decision making.

         We seek to enter markets where we can construct or acquire fiber optic networks and offer telecommunications services in advance of full market liberalization. We have already implemented this strategy in Peru, where we were one of the first companies to have established a telecommunications system before the liberalization of Peru's telecommunications market in August 1998, and in Colombia, where full market liberalization has not yet occurred. We believe that our early entry into the Peruvian and Colombian markets will enable us to establish strong business relationships with our targeted customers before the onset of widespread competition, although no assurance can be given that we will be able to effectively compete with existing and future market participants.

         We install advanced network and switching equipment into our fiber optic networks that enable interconnections with existing public networks and the provision of switched telephone services. If and to the extent permitted by applicable laws and regulations, we will seek to secure a growing portion of potential customers' and our customers' existing and targeted telecommunications business by adding local, long distance, enhanced voice and data services to the private line services we currently offer. However our ability to expand our service offerings may be limited by our available capital resources and other factors. We believe our customers require maximum reliability, high-quality service, broad geographic coverage, strong customer service and innovative services delivered in a timely and cost-effective manner. We believe that these needs have often been unmet by the incumbent PTT in markets where we currently operate.

         We expect to selectively enter additional key Latin American business centers in part by acquiring controlling interests in existing companies that have licenses, concessions and rights-of-way to install and operate fiber optic networks or by applying for such licenses and concessions and negotiating for such rights-of-way directly. We may also acquire other telecommunications service providers in existing and targeted markets that enable us to expand or enhance our current operations. We believe that many emerging local and long distance carriers, cellular providers and recently privatized PTTs are likely to seek alliances with local access providers with fiber optic networks, such as us, to compete more effectively in the Latin America telecommunications markets.

         We have tailored our strategy to adapt to the specific economic and regulatory environments of each market in which we operate. Our ability to implement our business strategy may be affected by a number of factors including the factors described in "Risk Factors" beginning on page 4 of this prospectus. Each of these factors is, to a large extent, subject to economic, financial, competitive, regulatory and other factors, many of which are beyond our control. Accordingly, we cannot assure you that we will successfully implement our business strategy, in whole or in part. Our viability, profitability and growth depend upon the successful continued implementation of our business plan.

         Unless the context otherwise requires, references in this prospectus to us refer to FirstCom Corporation and our subsidiaries. Our principal executive offices are located at 220 Alhambra Circle, Suite 910, Coral Gables, Florida 33134.


                                  RISK FACTORS


         YOU SHOULD CONSIDER THE FOLLOWING MATTERS IN DECIDING WHETHER TO MAKE AN INVESTMENT IN OUR COMMON SHARES. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS. ALSO, PLEASE REFER TO THE DISCUSSION UNDER THE HEADING "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION" ON PAGE 11 OF THIS PROSPECTUS.


WE HAVE SIGNIFICANT INDEBTEDNESS.


         We have significant indebtedness and substantial debt service requirements. As of March 31, 1999, we have approximately $137 million of total long-term indebtedness and stockholders' deficit of $0.8 million. In addition, in each year since our inception, our earnings have been inadequate to cover our fixed charges by a substantial amount. Our ability to make scheduled payments with respect to our indebtedness will depend upon (a) our ability to implement our business plan, to expand our operations and to successfully develop our customer base in our target markets, (b) the ability of our subsidiaries to remit cash to us in a timely manner and (c) our future operating performance. We expect that we will continue to generate cash losses for the foreseeable future. We cannot assure you that the we will be successful in developing and maintaining a level of cash flow from operations sufficient to permit us to pay the principal of, and interest on, our indebtedness. If we are unable to generate sufficient cash flow from operations to service our indebtedness, we may have to modify our growth plans, restructure or refinance our indebtedness or seek additional capital. We cannot assure you that any of these strategies could be effected on satisfactory terms, if at all, in light of our high leverage or that any such strategy would yield sufficient proceeds to service our indebtedness. Our high level of indebtedness imposes substantial risks to holders of our securities, including the following:


         o our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

         o a substantial portion of our cash flow from operations must be dedicated to service our indebtedness and will not be available for capital expenditures and other purposes in furtherance of our strategic growth objectives, and our failure to generate sufficient cash flow to service this indebtedness could result in a default under this indebtedness;


         o the Indenture under which our senior notes were issued contains restrictions on our ability to pay dividends or to repurchase securities and imposes numerous other operating and financing restrictions, the failure to comply with which may result in a default under the Indenture;


         o We are more highly leveraged than many of our competitors which may place us at a competitive disadvantage;

         o our high degree of leverage could make us more vulnerable to adverse changes in our business and general economic conditions; and

         o our ability to satisfy our obligations under our indebtedness will be dependent upon risks, uncertainties and contingencies affecting our business and operations, many of which are beyond our control, such as general economic conditions, the entry of new competitors in our markets and the introduction of new technology.


WE HAVE EXPERIENCED OPERATING LOSSES AND WE EXPECT THESE LOSSES TO CONTINUE FOR THE NEXT SEVERAL YEARS.

         We have never generated positive cash flow from consolidated operations and, since our inception, have incurred significant net operating losses and negative cash flow. As of March 31, 1999, we had an accumulated deficit of $58.6 million. We expect to continue to incur significant operating losses and negative cash flow from operations for at least the next two years in connection with establishing our local networks and implementing our business plan. We cannot assure you that our networks or any of our other services will ever provide a revenue base adequate to achieve or sustain profitability or to generate positive cash flow and the failure to do so may adversely impact the price of our common shares.


WE ANTICIPATE SIGNIFICANT FUTURE CAPITAL REQUIREMENTS.

         Expansion of our existing networks and services and the development of new networks and services will require significant capital expenditures, the amount of which we are presently unable to predict. We may need additional capital for any or all of the following purposes:

         o  to finance our anticipated growth;

         o  to fund working capital needs and future debt service obligations;

         o to take advantage of unanticipated opportunities, including more rapid international expansion, acquisitions of customer bases or businesses or investments in, or strategic alliances with, companies that are complementary to our current operations;

         o  to develop or expand into new services; and

         o  to otherwise respond to unanticipated competitive pressures.

         We currently expect to obtain such additional capital, if necessary, through internally generated cash flow and from offerings of additional debt or equity securities. However, we cannot assure you that we will be successful in producing sufficient internally generated cash flow or raising sufficient capital on acceptable terms, if at all. Moreover, the amount of, and the terms and conditions of the instruments relating to, our current outstanding indebtedness may adversely affect our ability to raise additional capital. Failure to internally generate or raise sufficient funds may require us to delay, abandon or reduce the scope of any potential future expansion, which could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR PERFORMANCE.

         We acquired our principal operations in Santiago, Chile in July 1994, in Lima, Peru in May 1996, and in Bogota, Cali and Cartagena, Colombia in February 1999 and we have limited experience in operating our business. We have not commenced operations in any other country. Prospective investors therefore have limited historical financial and operating information about us upon which to base an evaluation of our performance.

WE HAVE ENTERED INTO RECENTLY DEREGULATED MARKETS THAT PRESENT GREATER CHALLENGES THAN ENTERING INTO MATURE MARKETS.

         Our viability, profitability and growth depend upon the successful implementation of our business plan. Our ongoing business plan includes the acquisition or formation of new local operators in markets where we currently do not have operations and, in many of our existing and future markets, offering services that have historically been provided only by a government or privately-owned carrier of telecommunication services or those having dominant market share (the "PTTs"). Accordingly, we may face delays and problems inherent in establishing a new business in an evolving industry, including, among other things, hiring experienced and qualified personnel. Other risks associated with our business plan include:

         o securing necessary licenses and adhering to applicable regulatory requirements;


         o obtaining any required zoning variances or other governmental or local regulatory approvals; and


         o obtaining rights-of-way agreements to install or develop our fiber optic networks.

OUR GROWTH STRATEGY COULD PLACE A STRAIN ON OUR RESOURCES.


         We have a limited operating history and our rapid growth could place a strain on our management, operating and financial resources. In addition, we explore opportunities to provide additional telecommunications services in Latin America on an ongoing basis. Our ability to manage growth and expansion effectively will require continued implementation of, and improvements to, our operating and financial systems and will require us to expand, train and manage our employee base. Furthermore, our ability to expand our operations will, among other things, depend upon our ability to identify acquisitions in the future, or, if identified, to arrive at prices and terms which are attractive to us and may also depend on consents from third parties, including regulatory authorities. Although we believe that we have made adequate allowances for the costs and risks associated with future growth and expansion, we cannot assure you that our systems, procedures and controls or financial resources will be adequate to support our operations, that our management will be able to keep pace with this growth or that we will be able to successfully consummate future acquisitions on acceptable terms, or at all. If we are unable to manage growth and/or expansion effectively, our business, operating results and financial condition and our ability to generate sufficient cash flow to service our indebtedness will be materially and adversely affected which would also adversely affect the value of our common shares.

FUTURE ACQUISITIONS COULD RESULT IN DILUTION TO SHAREHOLDERS AND INVOLVE OTHER UNIQUE RISKS.


         We intend to continue to pursue acquisitions of complementary services, technologies or businesses, although we have no present understandings, commitments or agreements with respect to any such acquisitions except as described in this prospectus. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and an increase in amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon our business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns.


OUR SUCCESS DEPENDS ON MARKET ACCEPTANCE OF, AND SUBSCRIBER DEMAND FOR, OUR SERVICES.


         Our success is subject to a number of business, economic, regulatory and competitive factors, many of which are beyond our control, including the extent to which prospective subscribers will use our services. The successful implementation of our growth strategy is dependent, among other things, on our expectation that demand for our current services will increase significantly in our existing markets and that there will be strong demand for services that we introduce in the future. We have only recently begun providing telecommunications services in Peru and Colombia. Subscriber demand for our services in the markets in which we currently operate and in those in which we expect to operate is uncertain. Failure to gain market acceptance for, or subscriber demand of, current or planned services would have a material adverse effect on us.


WE MAY EXPERIENCE DELAYS OR UNANTICIPATED EXPENSES ASSOCIATED WITH THE CONSTRUCTION OF OUR NETWORKS.

         Our business sometimes requires substantial construction of new, or additions to existing, network systems. Construction activity may require us to obtain qualified subcontractors, the availability of which varies significantly from country to country. Construction projects are subject to overruns and delays not within our control or the control of our subcontractors, such as those caused by government entities, financing delays and catastrophic occurrences. Delays also can arise from design changes and material or equipment shortages or delays in delivery. Services to buildings can be delayed if the operating companies or their subcontractors have difficulty in obtaining easements from private parties. Failure to complete construction on a timely basis could jeopardize our subscriber contracts, franchises and licenses or put us at a competitive disadvantage.

THE TELECOMMUNICATIONS INDUSTRY IS HIGHLY COMPETITIVE.

         The international telecommunications industry is highly competitive. Our success depends upon our ability to compete with a variety of other telecommunications providers in each of our markets, including global alliances among some of the world's largest telecommunications carriers, PTTs, wireless telephone companies and microwave carriers. Other existing and potential competitors include cable television companies, railway companies, electric companies and other utilities with rights-of-way and large end users which have private networks. The intensity of this competition has recently increased and we believe that this competition will continue to intensify as the number of new market entrants increases. Many of our existing and potential competitors have substantially greater financial, marketing and other resources than we have. If our competitors devote significant additional resources to the provision of telecommunications services to our target customer base, that action would have a material adverse effect on our business, financial condition and/or results of operations. We cannot assure you that we will be able to compete successfully against these existing and potential competitors. Competition for customers in the telecommunications industry is primarily based on price and, to a lesser extent, on the type and quality of services offered. We have no control over the prices set by our competitors, and some of our competitors may be able to use their financial resources to cause severe price competition. Any significant price competition would have a material adverse effect on our business, financial condition and results of operations. Additionally, intensified competition in certain of our markets may cause us to reduce our prices, which may reduce our revenue and margins.

WE NEED TO KEEP PACE WITH RAPID INDUSTRY AND TECHNOLOGICAL CHANGE.


         Our future financial performance will depend, in part, upon our ability to anticipate and adapt to rapid regulatory and technological changes occurring in the telecommunications industry and upon our ability to offer, on a timely basis, services that meet evolving industry standards. We cannot assure you that we will be able to adapt to such technological changes or offer these services on a timely basis or establish or maintain a competitive position. The international telecommunications industry is changing rapidly due to, among other things, deregulation, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and free trade. In addition, the telecommunications industry is in a period of rapid technological evolution. We are unable to predict which of the many possible future product and service offerings will be important to establish and maintain our competitive position or what expenditures will be required to develop and provide these products and services. We cannot assure you that one or more of these factors will not vary unpredictably, which could have a material adverse effect on us. In addition, we cannot assure you, even if these factors turn out as we anticipate, that we will be able to implement our strategy or that our strategy will be successful in this rapidly evolving market.


DAMAGE TO OUR NETWORKS OR SYSTEM FAILURE COULD RESULT IN A LOSS OF CUSTOMERS.

         Our success in marketing our services to business and government users requires that we provide adequate reliability, capacity and security via our network infrastructure. Our networks are subject to physical damage, power loss, capacity limitations, software defects and breaches of security (by computer virus, break-ins or otherwise), all of which may cause interruptions in service or reduced capacity for our customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on our business, financial condition and results of operations.

CHANGES IN ANTICIPATED GOVERNMENT DEREGULATION COULD ADVERSELY AFFECT OUR OPERATIONS AND PLANNED GROWTH.


         National and local laws and regulations differ significantly among the countries in which the Company currently operates and plans to operate. The interpretation and enforcement of such laws and regulations vary and could limit our ability to provide certain telecommunications services. Furthermore, changes in current or future laws or regulations or future judicial intervention could have a material adverse effect on us. In addition, our strategy is based, in large part, upon the expected deregulation of the telecommunications markets in various countries throughout Latin America. We cannot assure you that any of those countries will proceed with the expected deregulation on schedule, or at all, or that the trend towards deregulation will not be stopped or reversed. There may be significant resistance to the implementation of legislation which is directed toward deregulation from PTTs, regulators, trade unions and other sources. These and other potential obstacles to deregulation would have a material adverse effect on our operations and growth.

WE DEPEND ON RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS.

         We are required to obtain easements, rights-of-way, franchises and licenses from various private parties, actual and potential competitors and local governments in order to construct and maintain our fiber optic networks. We do not yet have all of the approvals required to implement our network business plan in prospective new markets, and we cannot assure you that we will be able to obtain and maintain approvals on acceptable terms or that other service providers will not obtain similar approvals that will allow them to compete against us or enter a market before us. Some of the agreements for approvals obtained by us may be short-term or revocable at will, and we cannot assure you that we will have continued access to approvals after their expiration. If any of these agreements were terminated or could not be renewed and we were forced to remove our fiber optic cable or abandon our network in place, such termination or non-renewal would have a material adverse effect on our business, results of operations and financial condition.

WE DEPEND UPON LOCAL TELECOMMUNICATIONS PROVIDERS.

         We are dependent upon incumbent local exchange companies to provide telecommunications services to us and to our customers. We have from time to time experienced delays in receiving telecommunications services, and we cannot assure you that we will be able to obtain these services on the scale and within the time frames required by us at an affordable cost, or at all. Any failure to obtain these services or additional capacity on a timely basis at an affordable cost, or at all, would have a material adverse effect on our business, financial condition and results of operations.

DEPARTURE OF KEY PERSONNEL COULD HARM OUR BUSINESS.

         We are managed by a small number of key executive officers and operating personnel, including Patricio E. Northland, our Chairman, President and Chief Executive Officer, and Douglas G. Geib II, our Executive Vice President and Chief Financial Officer. The loss of our key personnel could have a material adverse effect on business. Further, we believe that our future success will depend in large part on our continued ability to attract and retain skilled and qualified personnel with experience in the telecommunications industry. These employees are in great demand and are often subject to competing offers of employment.

BECAUSE ALL OF OUR OPERATIONS ARE BASED IN COUNTIES OUTSIDE THE UNITED STATES, OUR BUSINESS IS SUBJECT TO RISKS RELATING TO ECONOMIC AND POLITICAL UNCERTAINTY, INCLUDING INFLATION AND FOREIGN TAXES.


         All of our current and planned operations are based in Latin America. Accordingly, we are subject to economic, political or social instability or other developments not typical of investments made in the United States. These events could adversely affect our financial condition and results of operations. During the past several years, countries in Latin America in which we operate or plan to operate have been characterized by varying degrees of inflation, uneven growth rates and political uncertainty. We currently do not have political risk insurance in the countries in which we conduct business. While we carefully consider these risks when evaluating investment opportunities and seek to mitigate these and other risks by diversifying our operations in a number of Latin American countries, we may be materially adversely affected as a result of these risks.


         Our operations depend upon the economies of the markets in which we operate. These markets include countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product and interest and foreign exchange rates. We are subject to fluctuations in the local economies in which we operate. To the extent such fluctuations have an effect on the ability of subscribers to pay for our services, the growth of our services in these markets could be impacted negatively. Many of the countries in which we operate, or expect to operate, do not have established credit bureaus, thereby making it more difficult for us to ascertain the creditworthiness of potential subscribers. Accordingly, we may experience a higher level of bad debt expense than otherwise would be the case.

         Certain of our targeted markets are in countries in which the rate of inflation is significantly higher than that of the United States. We intend to price our products and services in US dollars to mitigate any effects of inflation; however, we cannot assure you that any significant increase in the rate of inflation in these countries could be offset, in whole or in part, by corresponding price increases by the Company, even over the long-term. Distributions of earnings and other payments, including interest, received from our subsidiaries and affiliates may be subject to withholding taxes imposed by the jurisdictions in which such entities are formed or operating, which will reduce the amount of after-tax cash we can receive from these entities. In general, a United States corporation may claim a foreign tax credit against our federal income tax expense for such foreign withholding taxes and for foreign income taxes paid directly by foreign corporate entities in which it owns 10% or more of the voting stock. Our ability to claim foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we are not in a tax-paying position in the United States. We may also be required to include in our income for United States federal income tax purposes our proportionate share of certain earnings of those foreign corporate subsidiaries that are classified as "controlled foreign corporations" without regard to whether distributions have been actually received from our subsidiaries.

STRONG LABOR UNIONS IN LATIN AMERICAN MARKETS MAY INCREASE OUR EXPENSES.


         In most Latin American countries labor unions are considered to be strong and influential. Accordingly, while none of our operations are currently unionized, we may encounter strikes or other types of conflicts with labor unions or our personnel in our markets which could adversely affect us. In addition, in response to pressure by labor unions, many Latin American governments in countries in which we currently or plan to have operations have, at times, actively regulated cross-border transactions, including placing limitations on imported goods. These regulations may result in delays and increased costs for us.


OUR OPERATIONS MAY SUFFER FROM COMPUTER PROBLEMS RELATING TO THE YEAR 2000.


         The Year 2000 issue is the result of computer controlled systems using two digits rather then four to define the applicable year. This could result in system failure or miscalculations causing disruptions in our operations including, among other things, temporary inability to process transactions, send invoices or engage in similar normal business activities.



        The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain of our normal business activities or operations. These failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on our results of operations, liquidity or financial condition.



        If we cannot operate effectively after December 31, 1999, we could, among other things, face substantial claims by customers or loss of revenue due to service interruptions, inability to fulfill contractual obligations or to bill customers accurately and on a timely basis, and increased expenses associated with litigation, stabilization of operations following critical system failures, and the execution of contingency plans. We could also experience an inability by customers and others to pay, on a timely basis or at all, obligations to us. Under these circumstances, the adverse effects, although not quantifiable at this time, would be material.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION


         The information contained in this prospectus contains "forward-looking statements" that reflect our current expectations, hopes, intentions, plans and strategies. The words or phrases "is expected," "will continue," anticipates," "estimates," "expects," "plans," "intends," or similar expressions in this prospectus or in the documents incorporated in this prospectus by reference are intended to identify "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act, as enacted by the Private Securities Litigation Reform Act of 1995. We cannot assure you that these forward-looking statements will prove to have been correct. Important factors that could cause our actual results to differ materially from the expectations that may be implied by these forward-looking statements include, but are not limited to, the economic environment of the Latin American countries in which we operate, changes in governmental regulation, our liquidity and capital resources, competition, actual demand for our services and the other factors identified in this prospectus and in the documents incorporated in this prospectus by reference. We do not undertake to update any of these forward-looking statements. All statements in this prospectus and in the documents incorporated in this prospectus by reference are forward-looking statements, except for historical information.


         All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We have no obligation to revise or update these forward-looking statements.

                                 USE OF PROCEEDS


         We will receive no proceeds from the sale of any of the common shares being offered by the selling shareholders under this prospectus. We will receive proceeds of $79,190 from the exercise of the warrants and options for which we are registering the underlying common shares. These proceeds will be used for working capital requirements and other general corporate purposes.



                            REGISTERING SHAREHOLDERS

         The following table sets forth the names of our shareholders whose common shares are being registered in this offering, the number of common shares owned by each these shareholders, the number of common shares that may be offered by each of these shareholders pursuant to this prospectus and the number of common shares each of these shareholders will own after completion of this offering, assuming all of the common shares being registered in this offering are sold.


                       COMMON SHARES BENEFICIALLY OWNED(1)


Name of registering shareholders                                           Number of
(2)(3)                                          Number of Shares        Shares Offered
                                                 Before Offering       in this Offering
Douglas MacLellan                         (4)           25,000               25,000
Varel International Limited                            152,480              152,480
Zelbord Properties Limited                             347,520              347,520
Aldo Figueroa                             (5)           14,500               14,500
Roger Cristoph                                           2,250                2,250

- -------------------------


   (1) Includes common shares owned and common shares issuable upon the exercise of outstanding vested and unvested stock options and warrants.
   (2) The Offering is intended to satisfy certain obligations of the Company to the registering shareholders. The registering shareholders are under no obligation to sell all or any portion of their common shares being offered hereby, immediately or after the date of this prospectus. Because the registering shareholders may sell all or part of their common shares, no estimate can be given as to the number of common shares that will be held by any registering shareholder upon termination of the Offering made hereby.
   (3) Assumes that each Selling shareholder will sell all of the common shares offered pursuant to this prospectus, but not any other common shares beneficially owned by such Selling shareholder. However, none of the registering shareholders has indicated their intention to sell any of the common shares owned by them as of the date of this prospectus.
   (4) Mr. MacLellan is a former director of the Company. Includes 25,000 common shares issuable upon the exercise of outstanding stock options which are fully vested. Unless exercised, the options will expire on December 31, 2003.
   (5) Aldo Figueroa is a former employer of the Company. The common shares are issuable upon the exercise of options that expire on October 1, 2003.

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell their common shares in various ways and at various prices. Some of the methods by which the selling shareholders may sell their shares include:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o  privately negotiated transactions;

         o block trades in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for the selling shareholder's account pursuant to this prospectus;

         o  sales under Rule 144 rather than by using this prospectus;

         o from time to time by pledgees, donees, transferees or other successors in interest, including but not limited to Bear, Stearns Securities Corp;

         o  a combination of any such methods of sale; or

         o  any other legally permitted method.

         The applicable sales price may be affected by the type of transaction.

         The selling shareholders may also pledge their shares pursuant to the margin provisions of their customer agreements with their brokers. If there is a default by the selling shareholders, the brokers may offer and sell the pledged shares.

         Brokers or dealers may receive commissions or discounts from the selling shareholders (or, if the broker-dealer acts as agent for the purchaser of the shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders in connection with sales of the shares.

         The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In that event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements. In addition, in certain states the shares may not be sold therein unless the shares have been registered or qualified for sale in such state or an exemption from such requirement is available and is complied with.


         We have agreed to pay certain fees and expenses incident to the registration of the common shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


         The selling shareholders and other persons participating in the distribution of the shares offered hereby are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the shares.

                                  LEGAL MATTERS

         Baker & McKenzie, Miami, Florida will pass upon the validity of the issuance of the common shares being offered by this prospectus.

                                     EXPERTS

         Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-KSB for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Earnst & Young LLP's report, given on their authority as experts in accounting and auditing.

         The financial statements as of December 31, 1997 and for each of the two years in the period ended December 31, 1997 incorporated in this Registration Statement by reference to FirstCom Corporation's Current Report on Form 8-K dated August 2, 1999 have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement under the Securities Act that registers the sale of our common shares covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

         In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room        New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.       7 World Trade Center          Citicorp Center
Room 1024                    Suite 1300                    500 West Madison Street
Washington, D.C. 20549       New York, New York 10048      Suite 1400
                                                           Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including us, which file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about each of us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


                            ISSUANCE OF COMMON STOCK

         Since March 31, 1999 and through July 23, 1999, approximately 2.7 million shares of common stock have been issued in connection with the exercise of stock options and warrants. Total cash proceeds from such exercises was approximately $8.5 million.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document except for any information that is superseded by information that is included directly in this document.

         This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about our companies and their financial condition. Some of these filings have been amended by later filings, which are also listed.

SEC FILINGS (FILE NO. 0-25194)      PERIOD/DATE FILED
- ------------------------------      -----------------


Annual Report on Form 10-KSB        December 31, 1998 (filed March 31, 1999)

Quarterly Report on Form 10-QSB     March 31, 1999 (filed May 17, 1999)


Current Reports on Form 8-K         June 30, 1999 (filed July 8, 1999)
                                    July 28, 1999 (filed August 2, 1999)

Registration Statements             Form 8-A dated November 29, 1994 setting
                                    forth a description of our common shares;

                                    Form 8-A dated April 3, 1998 setting forth a
                                    description of the Common Stock Purchase
                                    Rights
Subsequently filed reports          All documents filed by us under Sections
                                    13(a), 13(c), 14or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

         Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We have not authorized anyone to give any information or make any representation about this offering or our company that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.


         If you are in a jurisdiction where it is unlawful to offer or sell, or to ask for offers to buy or sell, the common shares offered by this prospectus, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this prospectus does not extend to you.


         The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses incurred by the Company in connection with the issuance and distribution of the securities being registered are as follows. All amounts are estimated except the Securities and Exchange Commission registration fee.

                                                                        Amount


     Registration fee - Securities and Exchange Commission          $   1,505.00
     Legal fees and expenses                                            5,000.00
     Accounting fees and expenses                                       3,000.00
     Printing and engraving expenses                                    2,000.00
     Miscellaneous                                                      1,000.00


         Total                                                      $  12,505.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

         Our Articles of Incorporation and By-laws contain certain provisions that eliminate the liability of our directors and officers to the fullest extent permitted by the Texas Business Corporation Act, except that they do not eliminate liability for: (i) any breach of the duty of loyalty to the Company or our shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act or omission for which the liability of a director is expressly provided by an applicable statute; or (iv) any transaction from which the director derived an improper personal benefit. The Texas Business Corporation Act provides that Texas corporations may indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of such person, if such person (i) conducted himself in good faith and
(ii) reasonably believed that his conduct was in the corporation's best interests or, in the case of any criminal proceeding, that his conduct was not unlawful and opposed to the corporation's best interests. The indemnification provision does not permit indemnification of officers, directors and employees
(i) when such persons are found liable to the corporation or (ii) for any transaction from which such persons derive improper personal benefour. The foregoing provisions may reduce the likelihood of derivative litigation against directors, officers and employees of the Company and may discourage or deter shareholders or management from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and our shareholders.

         The Company has entered into an indemnification agreement with each director (an "Indemnitee"). Pursuant to the indemnification agreement, the Company will indemnify an Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the agreement, our Articles of Incorporation and By-laws, or statute. In addition, the Company will indemnify each Indemnitee against any and all expenses incurred in connection with claims relating to the fact that such Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or any subsidiary of the Company, and the Company will advance all such expenses. The Company maintains directors' and officers' liability insurance.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
- --------  --------------------------------------------------------------------

 2.1 Stock Purchase Agreement, dated as of September 9, 1997, as amended, between FirstCom Corporation and Inversiones Druma S.A. for the acquisition of 99.9% of the outstanding shares of capital of Iusatel Chile S.A., previously acquisition of 99.9% of the outstanding shares of capital of Iusatel Chile S.A., previously filed as an exhibit to Registrant's Current Report on Form 8-K, filed with the Commission on September 24, 1997 and incorporated herein by reference
 3.1 Articles of Incorporation of FirstCom Corporation previously filed as an exhibit to the Registrant's Form 8-A Registration Statement, filed with the Commission on November 29, 1994 and incorporated herein by reference.
 3.2 By-laws of FirstCom Corporation previously filed as an exhibit to Amendment No. 4 to the Form S-4 Registration Statement of the Registrant, filed with the Commission on August 12, 1998 and incorporated herein by reference.
 4.1 Purchase Agreement, dated as of October 21, 1997 by and among InterAmericas Communications Corporation (known as FirstCom Corporation), Hewster Chile S.A., Red de Servicios Empresariales de Telecomunicaciones S.A. and UBS Securities LLC previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
 4.2 Form of Existing Note previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
 4.3 Indenture, dated as of October 27, 1997 between InterAmericas Communications Corporation and State Street Bank & Trust Company, N.A. previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
 4.4 A/B Exchange Registration Rights Agreement, dated as of October 27, 1997, between FirstCom Corporation and UBS Securities LLC previously filed as an Exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
 4.5 Warrant Agreement, dated as of October 27, 1997, between the Registrant and State Street Bank & Trust Company, N.A. previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
 4.6 Warrant Registration Rights Agreement, dated as of October 27, 1997 between FirstCom Corporation and UBS Securities LLC previously filed as an Exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
 4.7 Specimen of FirstCom Corporation 14% Senior Note due October 27, 2007 previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and Incorporated herein by reference.
 4.8 Proceeds Pledge and Escrow Agreement, dated as of October 27, 1997 between FirstCom Corporation and State Street Bank and Trust Company, N.A., previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
 5.1      Opinion of Baker & McKenzie.
10.1      Employment Agreement, dated as of October 7, 1997, between
          InterAmericas

          Communications Corporation (now known as FirstCom Corporation) and Patricio E. Northland, previously filed as an exhibit to Amendment No. 4 to the Form S-4 Registration Statement of the Registrant filed with the Commission on August 12, 1998 and incorporated herein by reference.
10.2 Employment and Severance Agreement, dated as of April 14, 1997, between InterAmericas Communications Corporation (now known as FirstCom Corporation) and Douglas G. Geib previous filed as an exhibit to Amendment No. 4 to the Form S-4 Registration Statement of the Registrant filed with the Commission on August 12, 1998 and incorporated herein by reference.
21.1 Subsidiaries of the Registrant previously filed as an exhibit to Registrant's Form 10-KSB, filed with the Commission on March 10, 1998 and incorporated herein by reference.
23.1      Consent of Ernst & Young LLP
23.2      Consent of PricewaterhouseCoopers LLP
24.1      Power of Attorney (on file with the SEC).
25.1 Statement of Eligibility of State Street Bank and Trust Company, N.A. previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference
99.1 Form of Letter of Transmittal previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
99.2 Form of Notice of Guaranteed Delivery previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
99.3 Form of Exchange Agent Agreement previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
99.4 Form of Information Agent Agreement previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.


ITEM 17.  UNDERTAKINGS.

(a)       The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                      provided, however, that paragraphs (a)(1)(i) and
                      (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on this 2nd day of August, 1999.


FIRSTCOM CORPORATION.

By: /s/ PATRICIO E. NORTHLAND
   ----------------------------
         Patricio E. Northland
         President and Chief
         Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


  Signature                   Title                               Date


/s/ PATRICIO E. NORTLAND      President, Chief                   August 2, 1999
----------------------------    Executive Officer and Director
Patricio E. Northland         (Principal Executive Officer)

/s/ DOUGLAS G. GEIB, II       Chief Financial Officer, Vice      August 2, 1999
---------------------------     President (Principal Financial
Douglas G. Geib, II           and Accounting  Officer)

/s/ PATRICIO E. NORTHLAND     Chairman of the Board              August 2, 1999
---------------------------     and Director
Patricio E. Northland

/s/ DOUGLAS GEIB, II          Director                           August 2, 1999
---------------------------
Douglas Geib, II

/s/ DAVID KLEINMAN            Director                           August 2, 1999
---------------------------
David Kleinman

/s/ GEORGE CARGIL             Director                           August 2, 1999
---------------------------
George Cargil

/s/ ANDREW HULSH              Director                           August 2, 1999
---------------------------
Andrew Hulsh

                                  EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
- ------    --------------------------------------------------------------------


 2.1 Stock Purchase Agreement, dated as of September 9, 1997, as amended, between FirstCom Corporation and Inversiones Druma S.A. for the acquisition of 99.9% of the outstanding shares of capital of Iusatel Chile S.A., previously acquisition of 99.9% of the outstanding shares of capital of Iusatel Chile S.A., previously filed as an exhibit to Registrant's Current Report on Form 8-K, filed with the Commission on September 24, 1997 and incorporated herein by reference
 3.1 Articles of Incorporation of FirstCom Corporation previously filed as an exhibit to the Registrant's Form 8-A Registration Statement, filed with the Commission on November 29, 1994 and incorporated herein by reference.
 3.2 By-laws of FirstCom Corporation previously filed as an exhibit to Amendment No. 4 to the Form S-4 Registration Statement of the Registrant, filed with the Commission on August 12, 1998 and incorporated herein by reference.
 4.1 Purchase Agreement, dated as of October 21, 1997 by and among InterAmericas Communications Corporation (known as FirstCom Corporation), Hewster Chile S.A., Red de Servicios Empresariales de Telecomunicaciones S.A. and UBS Securities LLC previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
 4.2 Form of Existing Note previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
 4.3 Indenture, dated as of October 27, 1997 between InterAmericas Communications Corporation and State Street Bank & Trust Company, N.A. previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
 4.4 A/B Exchange Registration Rights Agreement, dated as of October 27, 1997, between FirstCom Corporation and UBS Securities LLC previously filed as an Exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
 4.5 Warrant Agreement, dated as of October 27, 1997, between the Registrant and State Street Bank & Trust Company, N.A. previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
 4.6 Warrant Registration Rights Agreement, dated as of October 27, 1997 between FirstCom Corporation and UBS Securities LLC previously filed as an Exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
 4.7 Specimen of FirstCom Corporation 14% Senior Note due October 27, 2007 previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and Incorporated herein by reference.
 4.8 Proceeds Pledge and Escrow Agreement, dated as of October 27, 1997 between FirstCom Corporation and State Street Bank and Trust Company, N.A., previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
 5.1      Opinion of Baker & McKenzie.
10.1 Employment Agreement, dated as of October 7, 1997, between InterAmericas Communications Corporation (now known as FirstCom Corporation) and Patricio E. Northland, previously filed as an exhibit to Amendment No. 4 to the Form S-4 Registration Statement of the Registrant filed with the Commission on August 12, 1998 and incorporated herein by reference.

10.2 Employment and Severance Agreement, dated as of April 14, 1997, between InterAmericas Communications Corporation (now known as FirstCom Corporation) and Douglas G. Geib previous filed as an exhibit to Amendment No. 4 to the Form S-4 Registration Statement of the Registrant filed with the Commission on August 12, 1998 and incorporated herein by reference.
21.1 Subsidiaries of the Registrant previously filed as an exhibit to Registrant's Form 10-KSB, filed with the Commission on March 10, 1998 and incorporated herein by reference.
23.1      Consent of Ernst & Young LLP
23.2      Consent of PricewaterhouseCoopers LLP
24.1      Power of Attorney (on file with the Commission).
25.1 Statement of Eligibility of State Street Bank and Trust Company, N.A. previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference
99.1 Form of Letter of Transmittal previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
99.2 Form of Notice of Guaranteed Delivery previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
99.3 Form of Exchange Agent Agreement previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
99.4 Form of Information Agent Agreement previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.